UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 6)*
EnerSys

(Name of Issuer)
Common Stock

(Title of Class of Securities)
29275 Y 10 2

(CUSIP Number)
February 18, 2011

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

■ Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29275 Y 10 2	13G	Page 2 of 11 Pages

1	NAMES OF REPORTING PERSONS Metalmark Capital LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		N/A

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		N/A

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		N/A

WITH:	8	SHARED DISPOSITIVE POWER

N/A

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

N/A

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

N/A

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP No. 29275 Y 10 2	13G	Page 3 of 11 Pages

1	NAMES OF REPORTING PERSONS Morgan Stanley

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		N/A

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		N/A

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		N/A

WITH:	8	SHARED DISPOSITIVE POWER

N/A

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

N/A

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

N/A

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP No. 29275 Y 10 2	13G	Page 4 of 11 Pages

1	NAMES OF REPORTING PERSONS MSDW Capital Partners IV, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		N/A

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		N/A

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		N/A

WITH:	8	SHARED DISPOSITIVE POWER

N/A

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

N/A

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

N/A

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO, IA

CUSIP No. 29275 Y 10 2	13G	Page 5 of 11 Pages

1	NAMES OF REPORTING PERSONS MSDW Capital Partners IV, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		N/A

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		N/A

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		N/A

WITH:	8	SHARED DISPOSITIVE POWER

N/A

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

N/A

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

N/A

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO, IA

CUSIP No. 29275 Y 10 2	13G	Page 6 of 11 Pages

1	NAMES OF REPORTING PERSONS Morgan Stanley Dean Witter Capital Partners IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		N/A

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		N/A

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		N/A

WITH:	8	SHARED DISPOSITIVE POWER

N/A

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

N/A

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

N/A

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 29275 Y 10 2	13G	Page 7 of 11 Pages
Item 1(a). Name of Issuer:
     EnerSys
Item 1(b). Address of Issuer’s Principal Executive Offices:
2366 Bernville Road Reading, PA 19605
Item 2(a). Name of Person Filing:
This statement is filed on behalf of the persons identified below. In accordance with Rule 13d-1(k)(1) under the Act, each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.
Metalmark Capital LLC (“Metalmark”)
Morgan Stanley (“MS”)
MSDW Capital Partners IV, Inc. (“MSCP IV, Inc.”)
MSDW Capital Partners IV, LLC (“MSCP IV, LLC”)
Morgan Stanley Dean Witter Capital Investors IV, L.P. (“MSCI IV, L.P.” and, together with
MSCP IV, Inc. and MSCP IV, LLC, the “MSCP Funds”)
Item 2(b). Address of Principal Business Office or, if None, Residence:
The address of the principal business office of Metalmark is: 1177 Avenue of the Americas New York, NY 10036
The address of the principal business office of MS, MSCP IV, Inc., MSCP IV, LLC, and MSCI IV, L.P. is: 1585 Broadway New York, NY 10036
Item 2(c). Citizenship:
The place of organization of Metalmark, MS, MSCP IV, Inc., MSCP IV, LLC, and MSCI IV, L.P. is Delaware.

CUSIP No. 29275 Y 10 2	13G	Page 8 of 11 Pages
Item 2(d). Title of Class of Securities:
This statement relates to the Company’s Common Stock, par value $0.01 per share.
Item 2(e). CUSIP Number:
29275 Y 10 2
Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

(a) ☐	Broker or dealer registered under Section 15 of the Act;
(b) ☐	Bank as defined in Section 3(a)(6) of the Act;
(c) ☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d) ☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e) ☐	An investment adviser in accordance with Rule 13(d)-1(b)(1)(ii)(E);
(f) ☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) ☐	A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);
(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) ☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j) ☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k) ☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).
Item 4. Ownership.
N/A
Item 5. Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
N/A
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding              Company or Control Person.
N/A

CUSIP No. 29275 Y 10 2	13G	Page 9 of 11 Pages
Item 8. Identification and Classification of Members of the Group.
N/A
Item 9. Notice of Dissolution of Group.
N/A
Item 10. Certifications.
Not Applicable to filings pursuant to Rule 13d-1(d).

CUSIP No. 29275 Y 10 2	13G	Page 10 of 11 Pages
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. On executing the statement, the undersigned agrees, to the extent required by Rule 13d-1(k)(1), that this statement is being filed on behalf of each of the Reporting Persons herein.

Dated: February 23, 2011

Metalmark Capital LLC

/s/ Kenneth F. Clifford

Name: Kenneth F. Clifford Title: Managing Director

Morgan Stanley

/s/ Christopher L. O’Dell

Name: Christopher L. O’Dell Title: Authorized Signatory

MSDW Capital Partners IV, Inc. By: METALMARK SUBADVISOR LLC, as attorney-in-fact

/s/ Kenneth F. Clifford

Name: Kenneth F. Clifford Title: Managing Director

CUSIP No. 29275 Y 10 2	13G	Page 11 of 11 Pages

MSDW Capital Partners IV, LLC By: MSDW Capital Partners IV, Inc., as Member By: METALMARK SUBADVISOR LLC, as attorney-in-fact

/s/ Kenneth F. Clifford

Name: Kenneth F. Clifford Title: Managing Director

Morgan Stanley Dean Witter Capital Investors IV, L.P.
By: MSDW Capital Partners IV, LLC, as General Partner
By: MSDW Capital Partners IV, Inc., as Member
By: METALMARK SUBADVISOR LLC,
as attorney-in-fact

/s/ Kenneth F. Clifford

Name: Kenneth F. Clifford Title: Managing Director